Exhibit 23.1

                         Consent of Independent Auditors

The Board of Directors
Xiox Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-4989, 33-16019, 33-37686, 33-42433, 33-88996, 333-29703, 333-57149,
333-81537) on Form S-8, and No. 333-68435 on Form S-3 of Xiox Corporation of our report dated February 11, 2000, relating to the consolidated balance sheets of Xiox Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1999, which report is incorporated by reference in the December 31, 1999, annual report on Form 10-KSB of Xiox Corporation.


Mountain View, California
March 29, 2000

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